Exhibit 10.1

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT AND THE DOCUMENTS ATTACHED HERETO COLLECTIVELY DESCRIBE A PROPOSED RESTRUCTURING OF THE COMPANY PARTIES THAT WILL BE EFFECTUATED THROUGH FILING CHAPTER 11 CASES IN THE BANKRUPTCY COURT.

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR A SOLICITATION OF AN OFFER WITH RESPECT TO ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, BINDING ON ANY OF THE PARTIES HERETO. THIS RESTRUCTURING SUPPORT AGREEMENT IS SUBJECT IN ALL RESPECTS TO FEDERAL RULE OF EVIDENCE 408 AND ANY STATE LAW EQUIVALENTS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

RESTRUCTURING SUPPORT AGREEMENT

 This Restructuring Support Agreement (together with the Restructuring Term Sheet and all other exhibits, schedules, and attachments hereto, each as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of March 13, 2020, is entered into by and among:

(i)	Internap Corporation (“INAP”), Datagram LLC, Hosting Intellect LLC, Internap Connectivity LLC, SingleHop LLC, Ubersmith, Inc., and Internap Technology Solutions Inc. (collectively, the “Company”);

(ii)
the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, a portion of the New Incremental Loans made under that certain Credit Agreement dated as of April 6, 2017, among INAP as borrower, certain of its subsidiaries as guarantors, Jefferies Finance LLC, as administrative agent and collateral agent (the “Agent”), and the other lenders, agents, arrangers and parties thereto (as amended, modified, supplemented, or restated from time to time, the “Credit Agreement,” and “Term Loans” and “Revolving Loans” made thereunder, the “Loans”), that have executed and delivered counterpart signature pages to this Agreement or Joinder thereto (collectively, the “Consenting New Incremental Lenders,” and individually, a “Consenting New Incremental Lender”); and

(iii)
the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, a portion of the Term Loans and Revolving Loans made under the Credit Agreement, that have executed and delivered counterpart signature pages to this Agreement or Joinder thereto (collectively, the “Consenting First Lien Lenders,” and, individually, a “Consenting First Lien Lender,” and, together with the Consenting New Incremental Lenders, the “Consenting Lenders,” and individually, a “Consenting Lender”).

Each of the Company, the Consenting New Incremental Lenders, and the Consenting First Lien Lenders is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in (a) the Credit Agreement, (b) the term sheet setting forth the terms of the Restructuring (as defined herein), a copy of which is attached hereto as Exhibit A (including any exhibits and schedules thereto, the “Restructuring Term Sheet”), and (c) the term sheet setting forth the terms of that certain $70 million debtor-in- possession financing facility (the “DIP Facility”), a copy of which is attached to the Restructuring Term Sheet as Annex 2 (including any exhibits and schedules thereto, the “DIP Term Sheet”).

RECITALS

A.       The Parties have engaged in arm’s-length, good faith discussions regarding a restructuring of certain of the Company’s indebtedness and other obligations, including the Company’s indebtedness and obligations under the Credit Agreement on the terms set forth in the Restructuring Term Sheet.

B.         The Company has requested that each of the Consenting New Incremental Lenders and the Consenting First Lien Lenders (each a “Consenting Party” and, collectively, the “Consenting Parties”), including those lenders that are members of an ad hoc group represented by Gibson Dunn & Crutcher (the “Ad Hoc Group”), sign this Agreement to support a recapitalization of the Company on the terms set forth in this Agreement (the “Restructuring”).

C.          As of the date hereof, the Consenting New Incremental Lenders collectively hold 100% of the aggregate outstanding principal amount of the New Incremental Loans.

D.         As of the date hereof, the Consenting First Lien Lenders collectively hold approximately 77% of the aggregate outstanding principal amount of the Term Loans and 0% of the aggregate outstanding principal amount of the Revolving Loans.

E.          As of the date hereof, the Consenting New Incremental Lenders and the Consenting First Lien Lenders collectively constitute approximately 70% of the holders of Loans under the Credit Agreement.

F.        The Parties have agreed to undertake the Restructuring, which is anticipated to be implemented by means of a straddle pre-packaged chapter 11 plan of reorganization in accordance with the terms set forth herein, including in the Restructuring Term Sheet (the “Plan”), and in connection with voluntary cases of the Company (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (as amended, the “Bankruptcy Code”) to be filed with the United States Bankruptcy Court for the Southern District of New York, White Plains Division (the “Bankruptcy Court”).

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G.         Subject to the terms and conditions set forth herein, the Parties desire to express to one another their mutual support for and commitment in respect of the matters set forth in this Agreement, including the Restructuring Term Sheet.

 NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Consenting Party, on a several but not joint basis, agree as follows:

AGREEMENT

Section 1.         Definitive Documents.

(a)        The “Definitive Documents” shall consist of (i) this Agreement, (ii) the Restructuring Term Sheet, (iii) documents implementing and achieving the Restructuring, including any substantive “first-day” or “second-day” motion, the DIP Documents (as defined in the DIP Term Sheet), the Plan, the disclosure statement associated with the Plan (the “Disclosure Statement”), any supplements to the Plan, ballots and procedures for solicitation of the Plan, and exit financing agreements, including, for the avoidance of doubt, agreements with respect to the New Term Loan Facility and the Priority Exit Facility; (iv) substantive motions or pleadings seeking approval or confirmation of any of the foregoing documents, including the motion to approve of the DIP Facility (the “DIP Motion”), the motion to approve the Disclosure Statement, and the brief in support of confirmation; and (v) any proposed order to approve any of the foregoing, including to approve the DIP Motion (a “DIP Order”) and/or to approve the Disclosure Statement and confirm the Plan (the “Confirmation Order”).

(b)         The Definitive Document shall be, to the extent permitted by law, consistent with this Agreement in all respects and otherwise reasonably acceptable in form and substance to (i) the Company, (ii) the Consenting New Incremental Lenders that hold, in aggregate on the relevant date, at least a majority in principal amount outstanding of New Incremental Loans held by the Consenting New Incremental Lenders (the “Required Consenting New Incremental Lenders”), and (iii) the Consenting First Lien Lenders that hold, in aggregate on the relevant date, at least a majority in principal amount outstanding of Loans held by the Consenting First Lien Lenders (the “Required Consenting First Lien Lenders,” and together with the Required Consenting New Incremental Lenders, the “Required Consenting Lenders”); provided that, notwithstanding anything herein to the contrary, (1) the DIP Documents (including the DIP Term Sheet, any agreement documenting the DIP Facility, and the DIP Order) shall be acceptable in form and substance in all respects to DIP Lenders that hold, in aggregate on the relevant date, at least a majority of the DIP Loans (the “Required DIP Lenders”); provided further, that (a) the New Term Loan Facility shall be acceptable in form and substance in all respects to the Required Consenting First Lien Lenders and (b) the Priority Exit Facility shall be acceptable in form and substance in all respect to the Required DIP Lenders.

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Section 2.         Milestones

The Company shall comply with each of the following milestones, as applicable, unless otherwise expressly and mutually agreed in writing among the Company and the Required Consenting Lenders (in each case, with email from counsel being sufficient) (subparts (a)–(f) below, the “Milestones”):

(a)         commence solicitation of the Plan in accordance with section 1126(b) of the Bankruptcy Code no later than March 16, 2020

(b)         commence the Chapter 11 Cases by no later than March 17, 2020 (the date of such commencement, the “Petition Date”);

(c)         no later than one (1) day of the Petition Date, file (i) the Disclosure Statement, (ii) the Plan, votes for which shall have already been solicited, and (iii) a motion seeking entry of an order scheduling a combined hearing with respect to Plan confirmation and Disclosure Statement approval (the “Prepack Scheduling Order”), in each case in form and substance reasonably acceptable to the Required Consenting New Incremental Lenders, the Required Consenting First Lien Lenders, and the Company;

(d)        no later than five (5) days after the Petition Date, the Bankruptcy Court shall have entered (i) the DIP Order on an interim basis and (ii) the Prepack Scheduling Order, in each case subject to court availability and in form and substance reasonably acceptable to the to the Required DIP Lenders, the Required Consenting New Incremental Lenders, the Required Consenting First Lien Lenders, and the Company;

(e)         no later than thirty-five (35) days after the Petition Date, the Bankruptcy Court shall have entered a DIP Order on a final basis, subject to court availability, in form and substance reasonably acceptable to the Required DIP Lenders, the Required Consenting New Incremental Lenders, the Required Consenting First Lien Lenders, and the Company;

(f)          no later than sixty (60) days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order and an order approving the Disclosure Statement, in each case subject to court availability and in form and substance reasonably acceptable to the Required DIP Lenders, the Required Consenting New Incremental Lenders, the Required Consenting First Lien Lenders, and the Company;

(g)          no later than seventy-five (75) days after the Petition Date, the Plan Effective Date shall have occurred.

Section 3.         Restructuring and Related Support.

3.01.          The Company’s Obligations. During the Effective Period, the Company covenants and agrees to perform and comply, as applicable, with the following obligations:

(a)         use commercially reasonable efforts (i) to pursue the Restructuring on the terms and in accordance with the Milestones set forth in this Agreement, including by negotiating the Definitive Documents in good faith, and (ii) cooperate with the Consenting Lenders to obtain necessary Bankruptcy Court approval of the Definitive Documents to consummate the Restructuring;

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(b)          not take any action, and not encourage any other person or entity to, take any action, directly or indirectly, that would reasonably be expected to, breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance or implementation of the Restructuring, this Agreement, or the Plan;

(c)         negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative agreements to address any legal, financial, or structural impediment to the Restructuring or that are necessary to effectuate the Restructuring;

(d)       use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring;

(e)         use commercially reasonable efforts to seek additional support for the Restructuring from other material stakeholders to the extent reasonably prudent; and

(f)        not seek, solicit, or support any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership sale of assets, financing (debt or equity), refinancing, or restructuring of the Company other than the Restructuring (an “Alternative Transaction”); provided that, if the Company receives a written or oral proposal or expression of interest regarding any Alternative Transaction, the Company shall notify (email being sufficient) counsel to the Ad Hoc Group of any such proposal or expression of interest, including the material terms thereof. For the avoidance of doubt, and notwithstanding any provisions to the contrary herein, in order to fulfill the Company’s fiduciary obligations, the Company may receive proposals or offers for Alternative Transactions from other parties and negotiate, provide due diligence, discuss, and/or analyze such Alternative Transactions without breaching or terminating this Agreement, and may terminate this Agreement in accordance with Section 7 hereof.

3.02.          Company Negative Commitments. During the Effective Period, the Company shall not directly or indirectly:

(a)         object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring;

(b)       take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring;

(c)          modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

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(d)       file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan.

3.03.          Fiduciary Duties.

(a)          Notwithstanding anything to the contrary herein, nothing in this Agreement shall require any director or officer of any Company entity, after consultation with counsel, to take any action or inaction in good faith that would be inconsistent with their fiduciary duties to the Company entity. No action or inaction on the part of any director or officer of the Company entity that such officer or director believes in good faith is consistent with their fiduciary duties shall be limited or precluded by this Agreement. Notwithstanding anything to the contrary herein, each Consenting Lender reserves its rights to challenge any action taken in the exercise of such fiduciary duties.

(b)       Notwithstanding anything to the contrary herein, the Company and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall not: (a) seek, solicit, or facilitate any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving the Company or the debt, equity, or other interests in the Company that is an alternative to the Restructuring (collectively, “Alternative Restructuring Proposals”); (b) provide access to non-public information concerning the Company to any entity or enter into confidentiality agreements or nondisclosure agreements with any entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Company Claims/Interest (including any Party hereto), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other entity regarding Alternative Restructuring Proposals; provided that the Company shall provide copies of any such Alternative Restructuring Proposal received to the financial and legal advisors of the Ad Hoc Group no later than two (2) Business Days following receipt thereof by the Company.

(c)        Notwithstanding anything to the contrary herein, nothing in this Agreement shall create or impose any additional fiduciary obligations upon any Company entity or any of the Consenting Lenders, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party, that such entities did not have prior to the Agreement Effective Date.

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3.04.        Consenting Lenders’ Obligations. During the Effective Period, the Consenting Lenders and Additional Consenting Parties (defined below) covenant and agree to perform and comply, as applicable, with the following obligations:

(a)        use commercially reasonable efforts to (i) support the Restructuring, including, as applicable, by implementing this Agreement, the Plan, Definitive Documents, and the transactions contemplated hereby and thereby, (ii) act in good faith, and (iii) take any action necessary or reasonably requested by the Company in a timely matter, including to obtain necessary or desirable regulatory and/or third-party approvals, so as to effectuate and implement the Restructuring as soon as possible;

(b)         support the Plan and, subject to receipt of the Disclosure Statement and any other solicitation materials with respect to the Plan, vote any Claims against the Company, including each of its Claims under the Credit Agreement and any other Claims against the Company (such Claims, the “Company Claims”) and any Interests in the Company (such Interests, the “Company Interests” and, together with the Company Claims, the “Company Claims/Interests”), to accept the Plan by delivering a duly executed and completed ballot accepting the Plan on a timely basis during the solicitation of votes on the Plan (the “Solicitation”) and consenting to and, if applicable, not opting out of, any optional releases set forth in the Plan;

(c)          support the process, further described in the Restructuring Term Sheet;

(d)        not (i) change or withdraw (or cause to be changed or withdrawn) its vote to accept the Plan, (ii) object to, delay, impede, or take any other action to interfere with, delay, or postpone acceptance, consummation, or implementation of the Plan or (iii) propose, file, support, or vote for any restructuring, sale of assets, workout, or plan of reorganization for the Company other than the Plan;

(e)          support the DIP Motion and entry of the DIP Orders in accordance with this Agreement;

(f)         support (i) the assumption of all prepetition employment agreements, severance agreements, indemnity agreements and director and officer insurance policies, as modified from time to time, including the assumption of all agreements listed in the “Employee Matters” section of the Restructuring Term Sheet, and (ii) the implementation of a quarterly bonus program for non-insider employees;

(g)         in the case of the DIP Lenders, provide the DIP Facility substantially on the terms and conditions set forth herein and in the DIP Term Sheet;

(h)        if reasonably requested by the Company, use commercially reasonable efforts to support approval of the Definitive Documents and confirmation of the Plan by filing papers and appearing the Bankruptcy Court in support thereof;

(i)          negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative agreements, whether requested by the Company or otherwise, to address any legal, financial, or structural impediment to the Restructuring or that are necessary to effectuate the Restructuring;

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(j)          not take any action, and not encourage any other person or entity to, take any action, directly or indirectly, including any action against non-Debtor affiliates, that would reasonably be expected to, breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, including any action against non-Debtor affiliates, that would reasonably be expected to interfere with the acceptance or implementation of the Restructuring, this Agreement, or the Plan;

(k)        not take any other action, including initiating or joining in any legal proceeding, that is inconsistent with its obligations under this Agreement, provided, further, that the Consenting Lenders specifically agree that this Agreement constitutes a direction to the Agent to refrain from taking any other action available or power conferred to the Agent against the Company or any guarantor thereof that is inconsistent with its obligations under this Agreement;

(l)           forbear from exercising, directly or indirectly, its rights or remedies or from asserting or bringing any claims under or with respect to the Credit Agreement against the Company or any guarantor thereof or any of their respective assets; provided, further, that the Consenting Lenders specifically agree that this Agreement constitutes a direction to the Agent to refrain from exercising any remedy available or power conferred to the Agent against the Company or any guarantor thereof or any of their respective assets; and

(m)      not object to the retention and reasonable fees and expenses of (i) Milbank LLP, as restructuring counsel to the Company, (ii) Jenner & Block, as general corporate counsel to the Company, (iii) Potomac Law Group, PLLC, as special regulatory counsel to the Company, (iv) Moelis & Company, LLC, as investment banker to the Company, and (v) FTI Consulting, Inc., as financial advisor to the Company.

3.05.          Reserved.

3.06.          Reserved.

3.07.          Specific Performance. It is understood and agreed by the Parties that the exact nature and extent of damages resulting from a breach of this Agreement are uncertain and that any breach by a Party of this Agreement would result in irreparable damage for which monetary damages would not be an adequate remedy. Each Party accordingly agrees that each other Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach thereof, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of posting a bond. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

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3.08.          Additional Parties.

Any Holder of Company Claims/Interests may, at any time after the occurrence of the Agreement Effective Date, become a party to this Agreement as a Consenting Party (an “Additional Consenting Party”) by executing a joinder in the form attached hereto as Exhibit B (the “Joinder”), pursuant to which such Additional Consenting Party shall be bound by the terms of this Agreement as a Consenting Party hereunder as if such party had executed this Agreement in the first instance.

3.09.          Transfer of Company Claims/Interests.

(a)          Except as expressly provided herein, during the Effective Period, each Consenting Party shall not sell, assign, pledge, transfer, grant a participation interest in, or otherwise dispose of, directly or indirectly any of the Company Claims/Interests, in whole or in part (any such actions are collectively referred to herein as a “Transfer” and the Consenting Party making such Transfer is referred to herein as the “Transferor”), and any purported Transfer of any Company Claims/Interests shall be void and without effect; provided, that such Transfer may be made if it otherwise complies with the requirements of any of the documentation evidencing such Company Claims/Interests and either (i) the transferee is another Consenting Party or (ii) if the transferee is not another Consenting Party, the transferee agrees in writing to be bound by the terms of this Agreement by executing the Joinder Agreement (a transferee that satisfies such requirements, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”). Upon compliance with the foregoing, (x) the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred Company Claims/Interests, and (y) the transferee shall be deemed to be a Consenting Lender under this Agreement with respect to such transferred Company Claims/Interests. Each Consenting Party agrees and acknowledges that any Transfer of Company Claims/Interests that does not comply with the terms and procedures set forth in this Section 3.09(a) shall be deemed null and void ab initio and of no force or effect until such a joinder is executed and effective.

(b)         This Agreement shall in no way be construed to preclude the Consenting Parties from acquiring additional Company Claims/Interests; provided, that (y) any Consenting Party that acquires additional Company Claims/Interests after executing this Agreement shall notify the Company of such acquisition within three (3) Business Days after the closing of such trade and (z) any such acquired Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Party be deemed subject to all of the terms of this Agreement whether or not notice is given to the Company of such acquisition.

(c)        Notwithstanding anything in this Agreement to the contrary, (i) a Consenting Lender may Transfer any Company Claims/Interests to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that such entity be or become a Consenting Lender; provided that the transferee of such Company Claims/Interests from the Qualified Marketmaker shall comply in all respects with the terms of this Agreement (including executing and delivering a Joinder), and (ii) to the extent that a Consenting Lender, acting in its capacity as a Qualified Marketmaker, acquires any Company Claims/Interests from a holder of such claims that is not a Consenting Lender, such Qualified Marketmaker may Transfer such Company Claim/Interest without the requirement that the transferee be or become a Consenting Lender.

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(d)       The Company understands that the Consenting Lenders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company acknowledges and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Lender that principally manage and/or supervise the Consenting Lender’s investment in the Company, and shall not apply to any other trading desk or business group of the Consenting Lender, so long as they are not acting at the direction or for the benefit of such Consenting Lender or in connection with such Consenting Lender’s investment in the Company.

(e)        Further, notwithstanding anything in this Agreement to the contrary, the Parties agree that, in connection with the delivery of signature pages to this Agreement by a Consenting Lender that is a Qualified Marketmaker before the occurrence of conditions giving rise to the effective date for the obligations and the support hereunder, such Consenting Lender shall be a Consenting Lender hereunder solely with respect to the Company Claims/Interests listed on such signature pages and shall not be required to comply with this Agreement for any other Company Claims/Interests it may hold from time to time in its role as a Qualified Marketmaker.

For these purposes, a “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers Company Claims (including debt securities or other debt) or enter with customers into long and short positions in Company Claims (including debt securities or other debts), in its capacity as a dealer or market maker in such Company Clams, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities and other debt).

3.10.          Public Disclosure. The Parties understand and acknowledge that, on or after the Agreement Effective Date (as defined herein), the Company may disclose the existence of, or the terms of, this Agreement or any other term of the transactions contemplated herein without the consent of the other Parties, except that the signature pages shall be redacted in accordance with Section 8 hereof.

Section 4.         Amendments, Modifications and Waivers.

 This Agreement may be amended or modified from time to time solely with the prior written approval (email being sufficient) of each of the Company and the Required Consenting Lenders. Any waiver of any condition, term or provision to this Agreement must be in writing signed by each of the Parties entitled to waive such condition, term, or provision. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 4 shall be ineffective and void ab initio.

Section 5.         Undertakings and Representations.

5.01.        Chapter 11 Related Matters. To the extent reasonably practicable, the Company shall provide counsel for the Consenting Lenders a review period of (a) at least three (3) calendar days (or such shorter review period as necessary or appropriate) prior to the date when the Company intends to file any Definitive Document with the Bankruptcy Court and (b) at least one (1) calendar day (or such shorter review period as necessary or appropriate) prior to the date when the Company intends to file any other material pleading with the Bankruptcy Court.

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5.02.         Further Assurances. Each Party hereby covenants and agrees to cooperate with each other in good faith with respect to the pursuit, approval, implementation, and consummation of the Restructuring and the Plan, as well as the negotiation, drafting, execution, and delivery of documents (including any related orders, agreements, instruments, schedules, or exhibits) described in this Agreement or the Definitive Documents or otherwise necessary or desirable to facilitate the Restructuring in accordance with this Agreement and the Definitive Documents. Furthermore, subject to the terms hereof, each Party shall take such action as may be reasonably necessary or reasonably requested by another Party to carry out the purpose and intent of this Agreement, including facilitating any necessary regulatory filings, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

Section 6.         Representations and Warranties.

6.01.          Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date on which a subsequent Party becomes a party hereto):

(a)       Enforceability. It is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement, carry out the transactions set forth herein, and perform its obligations set forth hereunder. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part. Each Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.

(b)         No Violation of Law or Breach. Subject to and other than any registration, filing, consent, notice, or approval required in connection with the Restructuring, the execution, delivery, and performance by such Party of this Agreement does not and will not
(x) violate any provision of law, rule, or regulation applicable to it or its charter or bylaws (or other similar governing documents) in any material respect, or (y) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, which conflict, breach, or default would have a material adverse effect on the Restructuring.

(c)          No Consent or Approval. The execution, delivery, and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required by the Securities & Exchange Commission or other securities regulatory authorities under applicable securities laws. For the avoidance of doubt, the Parties acknowledge that the Restructuring shall be subject to approval by the Bankruptcy Court.

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(d)           Binding Obligation. This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

6.02.         Each Consenting Party individually represents on a several basis, and as to itself only, that, as applicable, as of the date such Consenting Party executes and delivers this Agreement (i) it is the beneficial owner of the aggregate principal amount of the Company Claims/Interests set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Additional Consenting Party), or (ii) it is the nominee, investment manager, advisor, or subadvisor for one or more beneficial holders thereof, and has, with respect to the beneficial owners of such Company Claims/Interests, (A) sole investment or voting discretion with respect thereto, (B) full power and authority to vote on and consent to matters concerning such Company Claims/Interests or to exchange, assign, and transfer such Company Claims/Interests, and (C) full power and authority to bind or act on the behalf of, such beneficial owners. Each Consenting Party further individually represents on a several basis, and as to itself only, that, other than pursuant to this Agreement, such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, in each case that would prevent in any way such Consenting Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

Section 7.         Termination.

7.01.        Required Consenting Lender Termination Events. Prior to the Plan Effective Date, either the Required DIP Lenders or the Required Consenting Lenders may terminate this Agreement on ten (10) Business Days’ prior written notice, delivered to the other Parties in accordance with Section 12.08, upon the occurrence and continuance of any of the following events:

(a)       the breach in any material respect by the Company of any of the undertakings, representations, warranties, or covenants of the Company, as applicable, set forth in this Agreement, which remains uncured for a period of five (5) calendar days after receipt of written notice of such breach (which period shall run concurrently with the notice period set forth in this Section);

(b)         the failure of the Company to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of any DIP Lender or Consenting Lender in violation of its obligations under this Agreement;

(c)          entry of an order approving the DIP Motion that is not acceptable to the Required DIP Lenders;

(d)         entry of a final order that grants relief terminating, annulling, or materially modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Restructuring;

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(e)          if the Company withdraws the Plan or files any plan of reorganization or liquidation or disclosure statement that is not consistent in any material respect with this Agreement, the Restructuring Term Sheet or the Plan; or

(f)       if the Company files any motion, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Consenting Lenders’ Company Claims;

(g)         one or more of the Chapter 11 Cases shall have been converted to cases under chapter 7 of the Bankruptcy Code or one or more of the Chapter 11 Cases shall have been dismissed (unless caused by a default by any Consenting Party of its obligations hereunder, in which event the Consenting Party shall not have the right to terminate under this subsection);

(h)         the appointment of a trustee, receiver or examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(i)          the occurrence of any Event of Default under either of the DIP Orders or the DIP Facility, as applicable, that has not been cured (if susceptible to cure) or waived by the applicable percentage of DIP Lenders, as applicable, in accordance with the terms of the DIP Orders or DIP Facility, as applicable;

(j)       the Company files a motion, application, or adversary proceeding (or the Company supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Loan Claims or asserting any other cause of action against the Consenting Lenders or with respect or relating to such Loan Claim, the Credit Agreement or any Loan Document (as such term is defined in the Credit Agreement) or the prepetition liens securing the Loan Claims or (B) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Loan Claims or asserting any other cause of action against the Consenting Lenders or with respect or relating to such Loan Claims or the prepetition liens securing the Loan Claims;

(k)        the Company loses the exclusive right to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code;

(l)        the commencement of an involuntary case against the Company or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company, or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding;

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(m)        without the prior consent of the Required Consenting Lenders, the Company (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect except consistent with this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) applies for or consents to the appointment of appoint a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official, trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (E) makes a general assignment or arrangement for the benefit of creditors or (F) takes any corporate action for the purpose of authorizing any of the foregoing; or

(n)           The occurrence of the termination event described in Section 7.02(b) of this Agreement.

7.02.         Company Termination Events. The Company may terminate this Agreement on ten (10) Business Days’ prior written notice (except for the termination event in (d) below, for which no prior notice is required), delivered to the other Consenting Parties in accordance with Section 12.08, upon the occurrence and continuance of any of the following events:

(a)          the breach in any material respect by any Consenting Lender of any of its undertakings, representations, warranties, or covenants set forth in this Agreement which remains uncured for a period of five (5) Business Days after receipt of written notice of such breach (which period shall run concurrently with the notice period set forth in this Section);

(b)         the board of directors, board of managers, or similar governing body of any Company entity determines in good faith upon the advice of external counsel (i) that continued performance under this Agreement would be inconsistent with the exercise of its fiduciary duties under applicable law, or (ii) in the exercise of its fiduciary duties, pursues an Alternative Transaction;

(c)        the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Restructuring and remains in effect for fifteen (15) Business Days after the Company transmits a written notice to counsel for the Ad Hoc Committee detailing any such issuance; provided, that the Company shall use commercially reasonable efforts to obtain relief within ten (10) Business Days that would allow consummation of the Restructuring that does not prevent or materially diminish compliance with the terms of this Agreement; provided further that, notwithstanding anything herein to the contrary, this termination right shall not apply to or be exercised by the Company if it sought or requested such ruling or order in contravention of any obligation or restriction contained herein; or

(d)          the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for ten (10) Business Days after entry of such order.

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7.03.          [Reserved].

7.04.        Mutual Termination. This Agreement and the obligations of all Parties hereunder may be terminated by mutual agreement among the Company and the Required Consenting Lenders.

7.05.         Automatic Termination. This Agreement shall terminate automatically without any further required action or notice when the Plan Effective Date has occurred with respect to all Debtors.

7.06.         Effect of Termination. Notwithstanding anything to the contrary in this Agreement, other than as provided in Section 7.04 or Section 7.05, (x) neither the Company nor any of the Consenting Lenders may terminate this Agreement, as applicable, if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein. Subject to Section 12.05, upon termination of this Agreement, each Party shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement. Further, upon the termination of this Agreement, any and all consents or ballots tendered by the Parties, for all purposes, shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner in connection with the Restructuring, this Agreement, confirmation of the Plan, or otherwise.

7.07.        Automatic Stay. The Company acknowledges that after the Petition Date, the giving of notice of termination by any Party pursuant to this Agreement shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, that nothing herein shall prejudice any Party’s right to argue that the giving of notice of termination was not proper under the terms of this Agreement.

Section 8.        Effectiveness. This Agreement shall become effective and binding on each of the Parties on the date and time on which the following has occurred (such date, the “Agreement Effective Date”):

(a)         counterpart signature pages to this Agreement shall have been executed and delivered by: (i) the Company; and (ii) Consenting Lenders consisting of a majority of Holders of Loans together holding at least two-thirds (2/3) of the principal amount of the Loans in the aggregate; provided, that signature pages executed by Consenting Parties shall be delivered to (x) other Consenting Parties in a redacted form that removes such Consenting Parties’ holdings of Company Claims/Interests, and (y) the Company, the advisors to the Company and (solely with respect to members of the Ad Hoc Group) the advisors to the Ad Hoc Group in an unredacted form; provided, further, that such recipients shall not disclose the unredacted signature pages and shall keep such unredacted signature pages in strict confidence, except as required by law. The Agreement shall be effective from the Agreement Effective Date until validly terminated pursuant to the terms hereof (such period, the “Effective Period”). To the extent that a signatory to this Agreement holds, as of the date hereof or thereafter, multiple Company Claims/Interests, such Party shall be deemed to have executed this Agreement in its capacity as a Holder of all such Company Claims/Interests, and this Agreement shall apply severally to such Party with respect to each such claim held by such Party;

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(b)          the New Incremental Facility shall be in full force and effect, and the parties thereto shall be in compliance therewith; and

(c)        the Company shall have paid all reasonable and documented fees and out of pocket expenses and all agreed and unpaid professional retainer amounts of the professionals identified in Section 9 hereof in accordance with their respective fee letters or engagement letters for which an invoice has been received by the Company on or before the date that is one (1) Business Day prior to the Agreement Effective Date.

Section 9.        Fees and Expenses.   The Company shall pay or reimburse all reasonable and documented fees and expenses of the Ad Hoc Group, including the fees and expenses of Gibson, Dunn & Crutcher LLP, a legal counsel to the Ad Hoc Group, Rothschild & Co., as financial advisor to the Ad Hoc Group, and Wilkinson Barker Knauer LLP, as special regulatory counsel to the Ad Hoc Group.

Section 10.       Reserved

Section 11.       Reserved

Section 12.        Miscellaneous.

12.01.       Complete Agreement. This Agreement together with the exhibits, other documents and instruments referenced herein constitute the entire agreement of the parties hereto and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement, other than for any confidentiality agreement. No claim of waiver, modification, consent, or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party on the date hereof or thereafter.

12.02.       Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 3.09. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy, or claim under this Agreement. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

12.03.       Governing Law; Submission to Jurisdiction; Selection of Forum; WAIVER OF TRIAL BY JURY. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, termination, performance, or nonperformance of this Agreement (including exhibits), shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without giving effect to any applicable conflict of laws principles to the extent that the application of the laws of another jurisdiction would be required thereby. Each Party agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this Agreement, any provision hereof or the Restructuring described herein, in the United States District Court for the Southern District of New York, any New York State court sitting in the Borough of Manhattan of New York City, or, to the extent the Company commences the Chapter 11 Cases, the Bankruptcy Court (the “Chosen Courts”) and, solely in connection with claims arising under this Agreement or the Restructuring that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; provided, that, upon the commencement of the Chapter 11 Cases, the Bankruptcy Court shall be the sole Chosen Court. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR THE RESTRUCTURING DESCRIBED HEREIN.

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12.04.      Execution of Agreement. This Agreement may be executed and delivered (by email or otherwise) in any number of counterparts, each of which, when executed and delivered in accordance with Section 8, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

12.05.      Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, and representatives, other than a trustee or similar representative appointed in a bankruptcy case. The agreements, representations, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

12.06.       Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in Section 7.06, Section 9, Section 10 shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

12.07.       Relationship Among Parties. It is understood and agreed that no Consenting Party has any duty of trust or confidence in any form with any other Consenting Party, and, except as provided in this Agreement, there are no agreements, commitments, or undertakings between or among them. In this regard, it is understood and agreed that any Consenting Party may trade in the loans and/or commitments under the Term Loan or other debt or equity securities of the Company without the consent of the Company, as the case may be, or any other Consenting Party, subject to applicable securities laws, the terms of any applicable non-disclosure agreement, and the terms of this Agreement; provided, further, that neither any Consenting Party nor the Company shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Parties shall in any way affect or negate this understanding and agreement.

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12.08.        Notices. Unless otherwise provided herein, all notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), or (iii) when sent by email, in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

(a)          If to the Company, to:

Internap Corporation
12120 Sunset Hills Road
Suite 330
Reston, VA 20190
Attn:      Richard Diegnan, EVP, General Counsel & Corporate Secretary Email: rdiegnan@internap.com with a copy to:

Milbank LLP
55 Hudson Yards
New York, New York 10001
Attn:      Dennis F. Dunne, Esq.
Abhilash M. Raval, Esq.
Tyson Lomazow, Esq.
Email:    ddunne@milbank.com
araval@milbank.com
tlomazow@milbank.com

(b)          If to the Consenting Lenders, to the addresses set forth below following each such lender’s signature with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Attn:      Scott J. Greenberg, Esq.
Steven A. Domanowski, Esq.
Matthew K. Kelsey, Esq.
Email:    SGreenberg@gibsondunn.com
SDomanowski@gibsondunn.com
MKelsey@gibsondunn.com

12.09.       No Solicitation. This Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful. In addition, this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The votes of the Holders of claims against the Company will not be solicited until such Holders who are entitled to vote on the Plan have received the Plan, the Disclosure Statement, and any other required solicitation materials.

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12.10.        Other Interpretive Matters.

(a)          Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (i) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) all exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (iii) words imparting the singular number only shall include the plural and vice versa; (iv) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (v) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vi) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; (vii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified; and
(viii) “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

(b)          The Company and Consenting Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY

INTERNAP CORPORATION

By:	/s/ Michael T. Sicoli
Name: Michael T. Sicoli
Title: President & Chief Financial Officer

DATAGRAM LLC

By:	/s/ Richard P. Diegnan
Name: Richard P. Diegnan
Title: Corporate Secretary

HOSTING INTELLECT LLC

By:	/s/ Richard P. Diegnan
Name: Richard P. Diegnan
Title: Corporate Secretary

INTERNAP CONNECTIVITY LLC

By:	/s/ Richard P. Diegnan
Name: Richard P. Diegnan
Title: Corporate Secretary

SINGLEHOP LLC

By:	/s/ Richard P. Diegnan
Name: Richard P. Diegnan
Title: Corporate Secretary

UBERSMITH, INC.

By:	/s/ Richard P. Diegnan
Name: Richard P. Diegnan
Title: Corporate Secretary

INTERNAP TECHNOLOGY SOLUTIONS INC.

By:	/s/ Richard P. Diegnan
Name: Richard P. Diegnan
Title: President and Secretary

2

EXHIBIT A

RESTRUCTURING TERM SHEET

EXECUTION

This term sheet (this “Restructuring Term Sheet”)1 summarizes certain terms and conditions (and does not purport to summarize all of the terms and conditions) of the proposed restructuring described below.

THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION OF AN OFFER WITH RESPECT TO ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN AND IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. THE CLOSING OF ANY TRANSACTION WILL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS. EXCEPT AS SET FORTH IN THE RESTRUCTURING SUPPORT AGREEMENT, NO BINDING OBLIGATIONS WILL BE CREATED BY THIS TERM SHEET UNLESS AND UNTIL BINDING DEFINITIVE DOCUMENTS ARE EXECUTED AND DELIVERED BY ALL APPLICABLE PARTIES. THIS TERM SHEET IS SUBJECT IN ALL RESPECTS TO FEDERAL RULE OF EVIDENCE 408 AND ANY STATE LAW EQUIVALENTS.

This Restructuring Term Sheet is provided as part of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any applicable statutes, doctrines or rules protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Restructuring Term Sheet and the information contained herein is strictly confidential and may not be shared with any person or entity without the prior written consent of the Company (as defined below), the Required Consenting New Incremental Lenders, and the Required Consenting First Lien Lenders; provided that this Restructuring Term Sheet may be shared with each of the parties to the Restructuring Support Agreement (as defined below) and the other Consenting Lenders (as defined below), and each of their respective advisors, so long as such entities agree to keep this Restructuring Term Sheet and the information contained herein strictly confidential and not share this Restructuring Term Sheet or such information with any other party (other than their respective advisors).

Restructuring Term Sheet

1	Terms used herein but defined shall have the meaning ascribed to them in the Restructuring Support Agreement.

This Restructuring Term Sheet, which is Exhibit A to a Restructuring Support Agreement dated March 13, 2020 (the “Restructuring Support Agreement”), by and among Internap Corporation and certain of its affiliates and subsidiaries (collectively, the “Company” or the “Debtors”) and the Consenting Lenders, describes the proposed terms of the Company’s restructuring (the “Restructuring”). The Company will implement the Restructuring through a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, which shall be consistent with the terms of this Restructuring Term Sheet and the Restructuring Support Agreement (as it may be amended or supplemented from time to time in accordance with the terms of the Restructuring Support Agreement, the “Plan”), in voluntary chapter 11 cases (the “Chapter 11 Cases”) to be commenced in the Bankruptcy Court. This Term Sheet incorporates the rules of construction set forth in section 102 of the Bankruptcy Code. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Restructuring Support Agreement and in Annex 1 hereto.

Debtors	Internap Corporation (“INAP”), Datagram LLC, Hosting Intellect LLC, Internap Connectivity LLC, SingleHop LLC, Ubersmith, Inc., and Internap Technology Solutions Inc.
Summary
Subject in all respects to and as provided by the other terms of this Restructuring Term Sheet and the Restructuring Support Agreement, the Debtors will restructure their funded debt obligations by, among other things: (i) the contribution by the DIP Lenders of a $75 million DIP Facility, $70 million of which will consist of new money and $5 million of which will consist of rolled up New Incremental Loans from the New Incremental Facility; (ii) conversion of the DIP Facility into the Priority Exit Facility; (iii) entry into the New Term Loan Facility, junior in priority to the Priority Exit Facility; (iv) equitization of the Allowed Loan Claims into New Term Loans and New Common Stock; and (vi) distribution of New Warrants to Holders of Existing Equity Interests who grant releases as described below.

Implementation
The Debtors will effectuate the Restructuring through the Chapter 11 Cases and confirmation of the Plan, which shall be consistent with this Restructuring Term Sheet and subject to the terms and conditions set forth in the Restructuring Support Agreement.

DIP Facility
Amount: (a) $70 million of new money; (b) $5 million roll up of New Incremental Loans.

Structure: Delayed draw term loan, funded into escrow upon entry of the interim order approving the DIP facility.

Priority/Security: Superpriority administrative status; first priority lien on all unencumbered assets, priming first priority lien on all assets encumbered under the Credit Agreement (in each case subject to the Carve-Out).

Borrowers: All Debtors.

Lenders: DIP Lenders.

Maturity: Earlier to occur of 6 months postpetition, conversion / dismissal of cases, sale of substantially all assets, acceleration, and the Plan Effective Date.

Interest: L + 1,000 bps (subject to 1.0% LIBOR Floor) paid in cash monthly

Premiums: (a) 2.0% Commitment Premium; (b) 5.0% Backstop Premium, in each case solely as to the new-money portion of the DIP Facility.

Milestones:

    •      Filing of Disclosure Statement, Plan, and motion for Prepack Scheduling Order: 1 day after the Petition Date.
    •      Entry of interim DIP Order and Prepack Scheduling Order: 5 days after the Petition Date.
    •      Entry of final DIP Order: 45 days after the Petition Date.
    •      Entry of Confirmation Order: 60 days after the Petition Date.
    •      Plan Effective Date: 75 days after the Petition Date.

Other Covenants: To include waiver of 506(c) surcharge and 552(b) “equities of the case” exception for the benefit of the DIP and 1L secured parties; no marshaling.

Certain other terms and conditions as may be agreed prior to the Plan Effective Date.

Working Capital Facility
The Company shall use commercially reasonable efforts to enter into a new $15 million senior secured first-out working capital facility (the “Working Capital Facility”) on the Plan Effective Date, with such Working Capital Facility being in form and substance acceptable to the Debtors and the DIP Lenders. To the extent the Working Capital Facility is entered into after the Plan Effective Date, it shall be in form and substance acceptable to the Reorganized Debtors and to greater than 50% (by principal amount) of the Lenders under the Priority Exit Facility (the “Required Priority Lenders”).

Priority Exit Facility
On the Plan Effective Date, the DIP Facility shall convert into a new credit facility (the “Priority Exit Facility”) as follows:

Amount: $75 million.

Structure: Term Loan

Priority/Security: Secured by all assets (subject to customary carve outs to be agreed to between the Company and the Required DIP Lenders); senior to New Term Loan Facility; junior if agreed to by the Required DIP Lenders or Required Priority Lenders, as applicable, or pari passu with Working Capital Facility.

Lenders: DIP Lenders.

Maturity: 3 years following the Plan Effective Date.

Interest: L + 1,000 bps (subject to 1.0% LIBOR Floor) payable in cash

Call Protection: None.

Mandatory Prepayment: Usual and customary with respect to ECF, asset sales, and casualty events; and upon incurrence of the Working

Capital Facility, payment in full in cash of all outstanding obligations under the Priority Exit Facility; for the avoidance of doubt, any unwithdrawn amount in escrow under the Priority Exit Facility shall be released to the Priority Lenders immediately upon the closing of the Working Capital Facility.

Usual and customary terms and conditions for facilities of this size, type and purpose, as may be agreed prior to the Plan Effective Date.

New Term Loans
On the Plan Effective Date, the Reorganized Debtors that are operating entities shall enter into a new term loan facility (the “New Term Loan Facility,” and the new loans issued thereunder the “New Term Loans”) as follows:

Amount: $225 million.

Priority. First lien on all assets (subject to customary carve outs to be agreed to between the Company and the Required Consenting Lenders) of the Reorganized Debtors; junior to Working Capital Facility and Priority Exit Facility.

Maturity. The New Term Loans shall mature on the date that is 5 years following the Plan Effective Date.

Interest. The New Term Loans shall bear interest at a rate of L + 650 bps, with L + 300 bps in cash and 350 bps in kind; provided that, at the election of the Reorganized INAP Board, 200 bps of the L + 300 cash interest may be payment in kind.

Usual and customary terms and conditions for facilities of this size, type and purpose, as may be agreed prior to the Plan Effective Date.

New Common Stock	On the Plan Effective Date, Reorganized INAP shall issue to Holders of Allowed Loan Claims shares of common stock (the “New Common Stock”), which shall have agreed upon rights and privileges.
New Warrants[1]
On the Plan Effective Date, Reorganized INAP shall issue to certain Holders of Existing Equity Interests (as further set forth below) warrants to purchase 10% of the New Common Stock (the “New Warrants”), subject to dilution by the Management Incentive Plan and any common stock capital raise approved by the Reorganized INAP Board.

Strike Price: Calculated to imply an equity value at which the Holders of Allowed Loan Claims recover (together with New Term Loans valued at par plus accrued interest) par plus accrued interest on their Allowed Loan Claims.

Duration: 4 years.

Exercise Method: Cash.

Minority Protection: Warrants mature early in the event of a change of control, a sale of all or substantially all of the Company’s assets, or any other corporate reorganization.

Certain other terms and conditions as set forth on Annex 2 hereto and as may be otherwise agreed prior to the Plan Effective Date.

1	For the avoidance of doubt, the New Warrants shall be subject to a warrant agreement (the “Warrant Agreement”) in form and substance acceptable to the Required Consenting Lenders.

TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN
Type of Claim	Treatment	Impairment / Voting
DIP Facility Claims
On the Plan Effective Date, the principal amount of loans extended under the DIP Facility will convert to loans under the Priority Exit Facility. Accrued interest and other obligations under the DIP Facility will be paid in full in cash on the Plan Effective Date.
Unimpaired; deemed to accept
Administrative Claims
Except to the extent that a Holder of an Allowed Administrative Claim and the Debtor against which such allowed Administrative Claim is asserted agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Claim, payment in full in cash.
Unimpaired; deemed to accept
Priority Tax Claims
In full satisfaction of the Allowed Priority Tax Claims, each Holder of an Allowed Priority Tax Claim will be paid in full in cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
Unimpaired; deemed to accept
Other Secured Claims
Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the Debtors or the Reorganized Debtors, such Holder will receive (i) payment in full in cash, payable on the later of the Plan Effective Date and the date that is ten (10) Business Days after the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, in each case, or as soon as reasonably practicable thereafter or (ii) such other treatment so as to render such Holder’s Allowed Other Secured Claim Unimpaired.
Unimpaired; deemed to accept

Other Priority Claims
Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor against which such Allowed Other Priority Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of each Allowed Other Priority Claim against the Debtors, each Holder thereof shall receive payment in full in cash or other treatment rendering such Claim Unimpaired.
Unimpaired; deemed to accept
Loan Claims
In full satisfaction of each Allowed Loan Claim, each Holder thereof will receive its pro rata share of: (i) 100% of the New Term Loans; and (ii) 100% of New Common Stock, subject to dilution by the Management Incentive Plan and the New Warrants.
Impaired; entitled to vote
General Unsecured Claims
Except to the extent that a Holder of an Allowed General Unsecured Claim and the Debtor against which such Allowed General Unsecured Claim is asserted agree to less favorable treatment for such Holder, in full satisfaction of each Allowed General Unsecured Claim against the Debtors, each Holder thereof shall receive (i) payment in cash in an amount equal to such Allowed General Unsecured Claim in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or (ii) such other treatment so as to render such Claim Unimpaired.
Unimpaired; deemed to accept
Intercompany Claims	No property will be distributed to the Holders of allowed Intercompany Claims. Unless otherwise provided for under the Plan, each Intercompany Claim will either be Reinstated or canceled and released.	Unimpaired or Impaired; deemed to accept or deemed to reject
Intercompany Interests	Intercompany Interests will receive no recovery or distribution and be Reinstated solely to the extent necessary to maintain the Debtors’ corporate structure.	Unimpaired or Impaired; deemed to accept of deemed to reject

Subordinated Claims
All Subordinated Claims, if any, shall be discharged, cancelled, released, and extinguished as of the Plan Effective Date, and will be of no further force or effect, and Holders of Allowed Subordinated Claims will not receive any distribution on account of such Allowed Subordinated Claims.
Impaired; deemed to reject
Existing Equity Interests
All Existing Equity Interests will be cancelled, released, and extinguished as of the Plan Effective Date, and Holders of Existing Equity Interests shall not receive or retain any property under the Plan on account of such Existing Equity Interests.

Notwithstanding the foregoing, each Holder of Existing Equity Interests that consents to the Holder Releases will receive, from amounts that Holders of Loan Claims would otherwise be entitled to receive under the Plan, its pro rata share of 100% of the New Warrants, subject to the distribution considerations set forth below. For the avoidance of doubt, the Holders of Loan Claims shall, with immediate effect upon entering the RSA, relinquish all right to and/or claim in or to receive the new Warrants when issued under the Plan.

The New Warrants will be issued at a ratio of approximately one (1) New Warrant for each 20,000 shares of common stock (or equivalent) of the Existing Equity Interests or such other ratio as determined by the Company (in consultation with the Required Consenting New Incremental Lenders and the Required Consenting First Lien Lenders) to ensure that the Reorganized Debtors do not become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, with no fractional New Warrants issued or distributed. When any distribution would otherwise result in the issuance of a number of New Warrants that is not a whole number, the New Warrants subject to such distribution shall be rounded down to the next lower whole number, and cash consideration equivalent to the value of such fractional entitlement to the New Warrants, calculated in good faith by the Company, will be provided in lieu thereof. The Reorganized Debtors shall not have any obligation to make a distribution that is less than one (1) New Warrant or $50.00 in cash. Fractional New Warrants that are not distributed in accordance with the foregoing shall be returned to, and ownership thereof shall vest in, the Reorganized Debtors.
Impaired; deemed to reject

OTHER TERMS OF THE RESTRUCTURING
Executory Contracts and Unexpired Leases
As of and subject to the occurrence of the Plan Effective Date and the payment of any applicable cure amount, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed assumed, unless such contract or lease (i) was previously assumed or rejected; (ii) was previously expired or terminated pursuant to its own terms; (iii) is the subject of a motion to reject, assume or assume and assign filed on or before the entry of the Confirmation Order; or (iv) is designated specifically as an executory contract or unexpired lease on a schedule attached to the Plan (which such schedule may be amended or supplemented).

Certain executory contracts and unexpired leases will be rejected on or before the Plan Effective Date pursuant to a motion filed before the Bankruptcy Court (the “Rejection Motion”), which Rejection Motion shall be in form and substance acceptable to the Required Consenting Lenders.

The Debtors shall assume all prepetition indemnity agreements and director and officer insurance policies, as may be modified from time to time.

Charter; Bylaws; Corporate Governance; Shareholder Agreement
All governance documents to be in form and substance acceptable to the Required Consenting Lenders.

All holders of shares of the New Common Stock from time to time outstanding will agree that they cannot transfer any of such shares if, in the Company’s judgment, it could, or may reasonably be expected to, result in an increase in the number of holders of record of such class of its equity securities which could cause the Company to become required to register such securities under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Indemnification of Prepetition Directors, Officers, Managers, et al.
The Plan shall provide that, to the maximum extent permitted by applicable law all indemnification provisions and insurance policies currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants,  investment  bankers,  and  other  professionals  of the Debtors, as applicable, shall be Reinstated, assumed, and/or remain intact and irrevocable, as applicable, and shall survive effectiveness of the Restructuring.

Employee Matters
The Debtors shall assume any employment, confidentiality, and non- competition agreements, offer letters (including any severance set forth herein), bonus, gainshare and incentive programs, vacation, holiday pay, severance, retirement, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, programs and arrangements, and all other wage, compensation, employee expense reimbursement, and other benefit obligations of the Debtors as of the Plan Effective Date.

Management Incentive Plan
On the Plan Effective Date, up to 10% of the fully diluted New Common Stock, in form of restricted stock grants and/or options shall be reserved for issuance pursuant to a management incentive plan, on terms to be determined by the Reorganized INAP Board.

Employee Retention Plan
The Debtors will be permitted to implement a bonus program on a quarterly basis for non-insider employees pursuant to the first day wages motion or by separate motion, in accordance with the terms previously disclosed to the Lenders.

Tax Issues
The terms of the Restructuring, including whether the Restructuring is structured as a taxable transaction (in whole or in part), shall be structured to preserve or otherwise maximize favorable tax attributes (including tax basis) of the Company to the extent practicable, as determined by the Company and the Required Consenting Lenders.

Cancellation of Notes, Instruments, Certificates, and Other Documents
On the Plan Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be canceled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Issuance of New Securities; Execution of the Plan Restructuring Documents
On the applicable Plan Effective Date, the Debtors or Reorganized Debtors, as applicable, shall enter into all agreements and other documents required pursuant to the Restructuring and shall issue all securities, notes, certificates, and other instruments required to be issued pursuant to the Restructuring, including pursuant to section 1145 of the Bankruptcy Code, to the extent applicable, or another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Private Company	The Reorganized Debtors shall not be reporting companies for purposes of any applicable federal securities laws or regulations.
Professional Fee Escrow	A professional fee escrow will be created for the benefit of the Debtors’ estate professionals on agreed terms.
Carve Out
The “Carve Out” shall mean (i) all fees required to be paid to (A) the clerk of the Bankruptcy Court and (B) the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $100,000 (and any interest thereon) incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim DIP Order, final DIP Order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328 or 363 of the Bankruptcy Code (the “Debtor Professionals”) and an official committee (if appointed) pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent or the of a Carve Out Trigger Notice (as defined herein), whether allowed by the Bankruptcy Court prior to or after delivery of a Carve Out Trigger Notice (solely with respect to the collateral under the Credit Agreement and the DIP credit agreement); and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $3,000,000.00 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim DIP Order, final DIP Order, procedural order or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to an official committee (if appointed), which notice may be delivered following the occurrence and during the continuation of an event of default under the DIP credit agreement stating that the Post-Carve Out Trigger Notice Cap has been invoked.

Fees and Expenses of the Consenting Lenders	The Company shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses of Gibson, Dunn & Crutcher LLP and Rothschild & Co.

Retention of Jurisdiction
The Plan will provide for a retention of jurisdiction by the Bankruptcy Court for (i) resolution of Claims, (ii) allowance of compensation and expenses for pre-Plan Effective Date services, (iii) resolution of motions, adversary proceedings, or other contested matters, (iv) entry of such orders as necessary to implement or consummate the Plan and any related documents or agreements, (v) adjudication of maritime liens to the extent permitted by law, and (vi) other purposes as may be agreed.

Releases by Debtors
The Plan shall provide:

Except as otherwise expressly provided in the Plan, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including without limitation the efforts of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring contemplated by the Restructuring Support Agreement, on and after the Plan Effective Date, to the maximum extent permitted by applicable law, the Debtors and the Estates are deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived, and discharged each Released Party from, and covenanted not to sue on account of, any and all claims, interests, obligations (contractual or otherwise), rights, suits, damages, Causes of Action (including Avoidance Actions), remedies, and liabilities whatsoever, including any derivative claims assertable by or on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, fixed or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated, existing or hereafter arising, in law, equity, or otherwise, that the Debtors, or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity (including any Debtor), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the DIP Facility Claims, the Loan Claims, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, consummation, or dissemination of: (i) the Plan (including, for the avoidance of doubt, any plan supplement), (ii) the DIP Facility, (iii) the Working Capital Facility; (iv) the Priority Exit Facility; (v) the New Term Loan Facility, (vi) the Disclosure Statement, (vii) the Restructuring Support Agreement, or (viii) related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud, or gross negligence.

Releases by Holders of Claims and Interests
The Plan shall provide as follows (the “Holder Releases”):

Except as otherwise expressly provided in the Plan, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including without limitation the efforts of the Debtors and Released Parties to facilitate the reorganization of the Debtors and the implementation of the Restructuring contemplated by the Restructuring Support Agreement, on and after the Plan Effective Date, to the maximum extent permitted by applicable law, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from, and covenanted not to sue on account of, any and all claims, interests, obligations (contractual or otherwise), rights, suits, damages, Causes of Action (including Avoidance Actions), remedies, and liabilities whatsoever, including any derivative claims assertable by or on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, fixed or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated, existing or hereafter arising, in law, equity or otherwise, that such Releasing Party would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity (including any Debtor), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the DIP Facility Claims, the Loan Claims, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, consummation, or dissemination of: (i) the Plan (including, for the avoidance of doubt, any plan supplement), (ii) the DIP Facility, (iii) the Working Capital Facility; (iv) the Priority Exit Facility, (v) the New Term Loan Facility, (vi) the Disclosure Statement, (vii) the Restructuring Support Agreement, or (viii) related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, fraud, or gross negligence.

Exculpation
The Plan shall provide:

To the fullest extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party shall be released and exculpated from, any claim or Cause of Action in connection with or arising out of the administration of the Chapter 11 Cases; the negotiation and pursuit of the DIP Facility, the Working Capital Facility, the Priority Exit Facility, the New Term Loan Facility, the Management Incentive Plan, the Disclosure Statement, the Restructuring Supporting Agreement, the Restructuring, and the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding of the Plan; the occurrence of the Plan Effective Date; the administration of the Plan or the property to be distributed under the Plan; the issuance of securities under or in connection with the Plan; the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors; or the transactions in furtherance of any of the foregoing; other than claims or Causes of Action arising out of or related to any act or omission of an Exculpated Party that is a criminal act or constitutes intentional fraud or willful misconduct as determined by a Final Order, but in all respects such Persons shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

Consent Rights	All consent rights not otherwise set forth herein shall be as set forth in the Restructuring Support Agreement.
Conditions Precedent to the Plan Effective Date
The Plan shall contain customary conditions precedent to occurrence of the Plan Effective Date, including the following:

1)    all transactions and other documents to effectuate the Restructuring shall contain terms and conditions consistent in all material respects with this Restructuring Term Sheet and the Restructuring Support Agreement;
2)    the Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

3)    the Bankruptcy Court shall have entered the DIP Orders and the final DIP Order shall have become a Final Order;
4)    The DIP Facility shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be compliance therewith;
5)    the DIP Facility obligations shall have rolled over into the Priority Exit Facility;
6)    the Bankruptcy Court shall have entered the Prepack Scheduling Order and such order shall not have been reversed, stayed, amended, modified, dismissed, vacated or reconsidered;
7)    the Bankruptcy Court shall have entered the Confirmation Order and such order shall not have been reversed, stayed, amended, modified, dismissed, vacated or reconsidered;
8)    there shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other governmental unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;
9)    the Debtors shall have obtained all governmental and regulatory approvals, consents, authorizations, rulings, or other documents that are legally required for the consummation of the Restructuring shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;
10)  each document or agreement constituting the Definitive Documents shall have been executed and/or effectuated and shall be in form and substance consistent with the Restructuring Support Agreement, including, without limitation, any consent rights included therein;
11)  the Debtors shall have paid or reimbursed all reasonable and documented fees and expenses of the Ad Hoc Group, including the fees and expenses of Gibson, Dunn & Crutcher LLP and Rothschild & Co.;
12)  the final version of the Plan and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement and this Restructuring Term Sheet;
13)  the conditions to the effectiveness of the Working Capital Exit Facility, the Priority Exit Facility, and the New Term Loan Facility shall have been satisfied or waived in accordance with the terms of their respective agreements on or prior to the applicable Plan Effective Date, and conversion and payment of the DIP Facility shall occur concurrently with the occurrence of the Initial Plan Effective Date;

14)  the Professional Fees Escrow Account shall have been established and funded in full, in cash, in accordance with and in amounts required by the Plan;
15)  the Restructuring to be implemented on the Plan Effective Date shall be consistent with the Plan and the Restructuring Support Agreement; and
16)  Such other conditions precedent to the Plan Effective Date, as are customary and otherwise reasonably acceptable to the Company Parties, the Required DIP Lenders, and the Required Consenting Lenders.

Existing Equity Notice Procedures
On the Existing Equity Notice Launch Date, the Debtors shall mail to Holders of Existing Equity Interests a package of materials, including (i) notice of the Chapter 11 Cases; (ii) the full text of the Holder Releases; and (iii) information regarding how such Holders may consent to the Holder Releases (the “Existing Equity Notice Materials”).

Following the Existing Equity Notice Launch Date, Holders of Existing Equity Interests shall have twenty (20) Business days to consent to the Holder Releases.

ANNEX 1 TO RESTRUCTURING TERM SHEET

DEFINITIONS

Administrative Claim
A Claim incurred by the Debtors on or after the Petition Date and before the Plan Effective Date for a cost or expense of administration of the Chapter 11 Cases entitled to priority under sections 503(b), 507(a)(2), or 507(b) of the Bankruptcy Code.

Affiliate
With respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

Allowed
With reference to any Claim, a Claim arising on or before the Plan Effective Date (a) that has been scheduled on the Debtor’s schedules as undisputed, liquidated and non-contingent, (b) (i) as to which no objection to allowance has been interposed within the time period set forth in the Plan, or (ii) as to which any objection has been determined by a Final Order of the Bankruptcy Court in favor of the Holder, (c) any Claim as to which the Debtor’s liability and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court or (d) any Claim expressly allowed under the Plan; provided, however, that notwithstanding the foregoing, the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

Avoidance Actions
Any and all actual or potential claims and Causes of Action to avoid a transfer of property from, or an obligation incurred by, one or more of the Debtors, that arise under chapter 5 of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, and 553(b) of the Bankruptcy Code or similar state law.

New Incremental Loans	Any Claim arising under, derived from, or based on a New Incremental Loan under the Credit Agreement.
Causes of Action
Any action, claim, cause of action, controversy, demand, right, action, remedy, lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. For the avoidance of doubt, “Cause of Action” includes: (a) any right of setoff or counterclaim and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, including, but not limited to, Avoidance Actions; (d) any counterclaim or defense, including fraud, mistake, duress, usury, recoupment, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer or similar claim.

Claim	As defined in section 101(5) of the Bankruptcy Code against a Debtor.
Confirmation Order	The order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the Disclosure Statement and Solicitation Materials.
DIP Agent	The administrative agent under the DIP Facility.
DIP Facility Claim	Any Claim arising under, derived from, or based on the DIP Facility.
DIP Lenders	The lenders under the DIP Facility.
Disclosure Statement	The disclosure statement in respect of the Plan.
Entity	As defined in section 101(15) of the Bankruptcy Code.
Estate
With respect to a particular Debtor, the estate created for such Debtor upon commencement of its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code, and the “Estates” means every Debtors’ Estate, collectively.

Exculpated Parties
Collectively, and in each case in their capacities as such during the Chapter 11 Cases, (i) the Debtors, (ii) the Reorganized Debtors, (iii) any statutory committee appointed in the Chapter 11 Cases, (iv) the parties to the Restructuring Support Agreement, (v) Jefferies Finance LLC, as administrative agent and collateral agent under the Credit Agreement, (vi) the lenders and any lead arrangers, bookrunners  and syndication agents under the  Credit Agreement, (vii) the DIP Facility lenders, DIP Facility Agent, and any lead arrangers, bookrunners and syndication agents under the DIP Facility, (viii) the Priority Exit Facility lenders, and any administrative agents, collateral agents, lead arrangers, bookrunners and syndication agents and Priority Exit Facility agent under the Priority Exit Facility, (ix) the New Term Loan Facility lenders, New Term Loan Facility Agent, and any lead arrangers, bookrunners and syndication agents under the New Term Loan Facility, (x) the Consenting Lenders, and (xi) with respect to each of the foregoing Persons in clauses (i) through (x), such Persons’ predecessors, successors, assigns, subsidiaries, affiliates, managed accounts and funds, and all of their respective current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, investment managers, investment advisors, management companies, fund advisors, and other professionals, and such Persons’ respective heirs, executors, estates, and nominees, in each case in their capacity as such.

Existing Equity Interests
The existing common stock of INAP or any interest therein, including the right to receive shares. For the avoidance of doubt, unvested granted equity awards will be accelerated and treated equivalently to other existing common stock.

Existing Equity Notice Launch Date	The date on which the Debtors will cause the Existing Equity Notice Materials to be sent to all holders of Existing Equity Interests
Final Order
An order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay,  or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

General Unsecured Claim	Any Claims as of the Petition Date (other than Intercompany Claims) that are neither Secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court.
Holder	An Entity holding a Claim or Interest, as applicable.

Impaired	With respect to any class of Claims or Interests, a class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
Intercompany Claim	A prepetition Claim held by a Debtor against a Debtor.
Intercompany Interest	An Interest in any Debtor other than INAP.
Interest	Any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.
Loan Claim	Any Claim arising under, derived from, or based on a Term Loan or Revolving Loan under the Credit Agreement.
Other Priority Claim	Any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
Other Secured Claim	Any Secured Claim against any of the Debtors, other than a Loan Claim.
Person
An individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, governmental entity, or political subdivision thereof, or any other entity.

Plan Effective Date	The date selected by the Debtors on which all conditions to the Plan Effective Date have been satisfied or waived in accordance with the Plan.
Priority Tax Claims	Claims of governmental units of the type described in section 507(a)(8) of the Bankruptcy Code.
Reinstated	With respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.
Released Parties
To the extent such party has not opted out of being a Releasing Party, all of the following, each in their respective capacities as such: (i) the Debtors, (ii) the Reorganized Debtors, (iii) to the extent that the applicable foregoing Entity has not opted out of being a Releasing Party, each of the foregoing Entities’ respective successors, assigns, current and former shareholders, subsidiaries, directors, officers, funds, affiliates, members, employees, partners, limited partners, general partners, members, management companies, investment managers, investment advisors, investment bankers, financial advisors, restructuring advisors, accountants, managers, agents, representatives, principals, consultants, attorneys, and professional advisors (each in their capacity as such), and (iv) each such Entity’s predecessors.

Releasing Parties
Each in their respective capacities as such: (i) the Debtors; (ii) the Released Parties (each in their capacity as such); (iii) the Holders of all Claims who vote to accept the Plan, (iv) Holders of Existing Equity Interests who consent to the Holder Release, and (v) the Holders of all Claims or Interests to the maximum extent permitted by law.

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan or any successor thereto.
Reorganized INAP	INAP, as reorganized pursuant to and under the Plan or any successor thereto, or such other entity type as determined by the Company.
Reorganized INAP Board	The initial board of directors of Reorganized INAP.
Secured
When referring to a Claim: (a) secured by a lien on property in which any of Debtors has an interest, which lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Final Order of the Bankruptcy Court, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) allowed pursuant to the Plan, or separate Final Order of the Bankruptcy Court, as a secured claim.

Subordinated Claims	Claims consisting of any prepetition Claim that is subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code or otherwise.
Unimpaired	With respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.

ANNEX 2 TO RESTRUCTURING TERM SHEET

WARRANTS

Issuer	Reorganized INAP (such entity, “Issuer”).
Warrants
On the Plan Effective Date, the Issuer will issue the New Warrants. The New Warrants will entitle the holders thereof (collectively, the “Holders”) to receive, upon the exercise of the New Warrants, New Common Stock of Issuer representing in the aggregate ten percent (10%) of the total outstanding New Common Stock, calculated as of the Plan Effective Date and assuming the exercise of all such New Warrants, but subject to dilution, in each case, by the Management Incentive Plan. For the avoidance of doubt, the New Warrants shall be subject to the Warrant Agreement, which shall be in form and substance acceptable to the Required Consenting Lenders.

Exercise Price
The exercise price for the New Warrants (the “Exercise Price”) will be fixed as of the Plan Effective Date and shall be calculated to imply an equity value at which the Holders of Allowed Loan Claims recover (together with New Term Loans valued at par plus accrued interest) par plus accrued interest on their Allowed Loan Claims.

Term
The New Warrants will expire on the earlier of (x) the fourth (4th) anniversary of the Plan Effective Date and (y) a change of control, a sale of all or substantially all of the Company’s assets, or any other corporate reorganization (the “Expiration Date”).

Exercise; Payment of Exercise Price
The New Warrants shall be exercisable, at the option of the Holder thereof, at any time and from time to time prior to the Expiration Date, in whole or in part, into New Common Stock, by delivering to Issuer such New Warrant(s), together with a notice of exercise of such New Warrant(s). The issuance of New Common Stock pursuant to the exercise of New Warrants (collectively, the “Warrant Shares”) shall be subject to payment in full by the Holder of the applicable Exercise Price by delivery to Issuer of a certified or official bank check or by wire transfer of immediately available funds in the amount of the aggregate Exercise Price for such Warrant Shares.

Stockholder Rights
Neither the New Warrants nor anything contained in the definitive documentation for the New Warrants shall be construed as conferring upon the Holders thereof the right to vote or to consent or to receive notice as a holder of New Common Stock in respect of any meeting of holders of New Common Stock for the election of directors of Issuer or any other matter, to receive dividends, or to have or be entitled to any rights as holders of New Common Stock.

Holders of Warrant Shares issued upon exercise of New Warrants shall have the same voting and other rights as other holders of New Common Stock in Issuer.

Transferability
The New Warrants shall be transferrable, subject to applicable securities laws (including securities laws applicable to the Issuer as a private company).

For the avoidance of doubt, the holders of Warrants, and the shares of Common Stock issued upon exercise thereof, will be required to agree that they cannot transfer any such Warrants or shares if, in the Company’s judgment such transfer could, or may be reasonably expected to, result in an increase the number of holders of record of such class of its equity securities which could cause the Company to become required to register such securities under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Amendment
The terms and conditions of the New Warrants may be amended by the Reorganized INAP Board; provided that any amendment that would affect the term, Exercise Price, the manner of payment upon exercise, the number of Warrant Shares for which the New Warrants may be exercised, or would otherwise materially and adversely affect the Holders of New Warrants shall require the written consent of the affected Holder.

Governing Law	New York.

EXHIBIT B

FORM OF JOINDER

Form of Joinder

This joinder (this “Joinder”) to the Restructuring Support Agreement (the “Agreement”),1 dated as of [________], 2020, by and among: (i) the Company; (ii) the Consenting New Incremental Lenders;  and (iii) the Consenting First Lien Lenders, is executed and delivered   by [________________] (the “Joining Party”) as of [___________________].

1.         Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Consenting Lenders.

2.        Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the Company Claims/Interests identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 5 and Section 6 of the Agreement to each other Party.

3.        Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]
[ADDRESS]
Attn: [NAME]
Facsimile: [FAX]
Email: [EMAIL]

[1]	Capitalized terms used but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.

By:
Name:
Title:

Address:

Attn:
Tel:
Fax:
Email:

Principal amount of Term Loans:

$________________

Principal amount of Revolving Loans:

$________________

Other Company Claims/Interests:

[Signature Page to Joinder Agreement]

Annex 1 to the Form of Joinder

Restructuring Support Agreement